                                                                     EXHIBIT 3.6




                         DELPHI PROPERTIES HOLDINGS, LLC

                               OPERATING AGREEMENT


                  THIS OPERATING AGREEMENT (this "Agreement") is made and entered into as of this 28th day of March, 2003, by and between DELPHI PROPERTIES, INC., a Maryland corporation (the "REIT"), and DELPHI CORPORATION, a Delaware corporation ("Delphi"). The REIT and Delphi and any persons or entities becoming parties to this Agreement subsequent to the date hereof are hereinafter sometimes referred to individually as a "Member" and collectively as the "Members".

                              EXPLANATORY STATEMENT

                  The parties hereto, desiring to form a limited liability company pursuant to the provisions of the Maryland Limited Liability Company Act ("Act") and to regulate the affairs of such limited liability company and the relations of its members pursuant to Section 4A-402 of the Act, do hereby constitute themselves a Maryland limited liability company known as Delphi Properties Holdings, LLC for the purposes and on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, it is mutually agreed by and between the parties as follows:

         1. Formation and Name. The parties to this Agreement agree to form a limited liability company under the name "Delphi Properties Holdings, LLC" (the "Company"), pursuant to the provisions of the Act and this Agreement. John G. Blahnik (the "Authorized Person") formed the Company on March 25, 2003 (the "Formation Date") by executing and filing Articles of Organization in the form attached hereto as Exhibit A with the State Department of Assessments and Taxation of Maryland (the "SDAT") and such filing by the Authorized Person is hereby authorized, approved, ratified and confirmed by the Members.

         2. Principal Office and Resident Agent. The principal office of the Company in the State of Maryland shall be located at The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Company is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

         3. Purposes.

                  3.1 Purposes of Formation. The purposes for which the Company is formed are (a) to purchase, develop, invest in, own, lease or otherwise acquire, operate, manage, sell, transfer, mortgage or otherwise dispose of property, including, without limitation, mortgage notes and mortgage liens issued by Delphi and contributed to the Company by the REIT, and to perform any and all activities necessary and proper in connection therewith and convenient or incidental thereto and (b) to engage in and perform any activities or functions which may lawfully be performed by a limited liability company formed pursuant to the Act.

                  3.2 No Limitation on General Powers. The foregoing enumerated purposes and objects shall in no way limit or restrict by reference to, or inference from, the terms of any other clause of this Agreement, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Company and shall be in addition to and not in limitation of the general powers of limited liability companies formed under the laws of the State of Maryland.

         4. Term. The Company was formed on the Formation Date and shall continue in existence until its existence is terminated pursuant to Section 8.4 and Section 14 hereof.

         5. Members and Percentage Interest. The names, addresses and designations of the Members of the Company are as set forth in Exhibit B which is attached hereto and made a part of this Agreement. The REIT shall initially have and own a one hundred percent (100%) interest ("Interest" or "Percentage of Interest") in the Company and Delphi shall initially have and own a zero percent (0%) Interest in the Company. Following the consummation of the transfer of Interest referred to in Section 6.1 hereof, each Member shall have and own a Percentage of Interest in the Company as set forth opposite each Member's name and under the heading "Percentage of Interest" on Exhibit B. New Members may be admitted to the Company upon the consent of the Member(s) holding at least a majority of the Interests in the Company and on such terms and conditions as shall be consented to by the Member(s) holding a majority of the Interests in the Company prior to the admission of any new Member.

         6. Capital and Loans.

                  6.1 Initial Capital Contribution; Transfer of Interest to Delphi. The REIT hereby agrees to make an initial capital contribution of mortgage notes issued by Delphi to the Company as set forth opposite the REIT's name and under the heading "Capital Contribution" on Exhibit B hereto. Such initial capital contribution shall be made by the REIT as soon as practicable after the closing of the initial public offering of Series A Preferred Stock of the REIT (the "Public Offering"). Immediately following the initial capital contribution by the REIT, for the consideration contemplated in that certain Contribution and Loan Agreement, by and between Delphi and the REIT, the REIT will transfer an Interest to Delphi such that the resulting Percentage of Interest for each Member will equal the Percentage of Interest shown on Exhibit B.

                  6.2 Additional Contributions and Loans. The Members have not agreed to make any additional capital contributions to the Company. However, the Members may make additional contributions and loans to the Company at such time or times, and upon such terms and conditions, as the Member(s) holding at least a majority of the Interests of the Company may determine.

         7. Capital Accounts. An individual Capital Account shall be maintained for each Member. Each Member's Capital Account shall be maintained as provided in Section 8 of this Agreement. No Member shall be paid interest on any Capital Contribution, and except as otherwise provided in this Agreement, no Member shall have the right to withdraw or receive any return of its Capital Contribution. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive property other than cash. Increases or decreases to a Member's Capital Account shall not affect a Member's Percentage of Interest.

         8. Profits, Losses and Distributions.

                  8.1 Defined Terms. For purposes of this Agreement, the following terms shall have the meaning specified unless the context otherwise requires:

                           "Adjusted Capital Contributions" means, for each
Member, such Member's Capital Contributions to the Company, reduced by the amount of cash and the fair market value of any other asset distributed to such Member pursuant to Section 8.3.(c) and Section 8.4 hereof. Such reduction, however, shall not result in the Adjusted Capital Contribution of any Member being below zero.

                           "Available Cash" means, with respect to any taxable
year of the Company, at the time of determination, the Company's cash reduced by such amounts as the Members shall deem reasonably necessary to meet reasonably anticipated expenditures or liabilities of the Company, including, but not limited to, debts to Members who are creditors of the Company. Available Cash shall not include proceeds from Capital Transactions.

                           "Capital Account" means, as to any Member, the
Capital Contribution actually made by that Member, plus all Profit allocated to that Member, and minus the sum of (i) all Losses allocated to that Member, (ii) the amount of cash and the fair market value of any other asset distributed to that Member (net of liabilities, assumed or taken subject to by such Member), and (iii) such Member's distributive share of all other expenditures of the Company not deductible in computing its taxable income and not properly chargeable as additions to the basis of the Company property. Each Member's Capital Account shall be determined and maintained in accordance with the Treasury Regulations adopted under Section 704(b) of the Code. Any questions concerning a Member's Capital Account shall be resolved by applying principles consistent with this Agreement and the Treasury Regulations adopted under
Section 704 of the Code in order to ensure that all allocations to the Members will have substantial economic effect or will otherwise be respected for federal income tax purposes.

                           "Capital Contribution" means the total amount of cash
and the fair market value (net of liabilities assumed or taken subject to by the Company) of any other assets contributed (or deemed contributed) to the Company by a Member.

                           "Capital Proceeds" means the gross receipts received
by the Company from a Capital Transaction.

                           "Capital Transaction" means the sale, exchange,
financing, refinancing, condemnation, casualty or other disposition of all, or substantially all of the assets of the Company.

                           "Code" means the Internal Revenue Code of 1986, as
amended or any corresponding Section of any succeeding law.

                           "Minimum Gain" has the meaning set forth in Treasury
Regulations Section 1.704-2(d). Minimum Gain shall be computed separately for each Member, applying principles consistent with both the foregoing definition and the Treasury Regulations promulgated under Section 704 of the Code.

                           "Negative Capital Account" means a Capital Account
with a balance less than zero.

                           "Positive Capital Account" means a Capital Account
with a balance equal to or greater than zero.

                           "Profit and Loss" means for each fiscal year or other
period, the amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Sections 703(a)(1) shall be included in taxable income or loss).

                           "Restoration Amount" means with respect to each
Member (a) the Member's share of Minimum Gain, and (b) any amount which the Member is unconditionally required under this Agreement or by law to contribute to the Company to restore its Negative Capital Account balance.

         8.2 Allocation of Profit or Loss from Operations and Distributions of Available Cash.

                  (a) Available Cash. For any taxable year of the Company, Available Cash shall be distributed to the Members in proportion to their respective Percentages of Interest or in such other proportion pursuant to the consent of the Member(s) holding a majority of the Interests, it being expressly understood and agreed that Available Cash may be distributed disproportionate to the Members' respective Percentages of Interests if so determined in accordance with the provisions of this Section.

                  (b) Taxable Income or Taxable Loss. For any taxable year of the Company, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Sections 8.3(a) and 8.3(b)) shall be allocated to the Members in proportion to their respective Percentages of Interest.

                  (c) Special Allocations. Notwithstanding any other provision to the contrary in this Agreement the following provisions shall apply:

                           (1) Contributed Property and Book-Ups. In accordance
with Code Section 704(c) and the Regulations thereunder, as well as Regulation
Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

                           (2) Qualified Income Offset. No Member shall be
allocated Losses or deductions if such allocation causes a Member's Negative Capital Account to increase in excess of the Member's Restoration Amount. If a Member receives (1) an allocation of Loss or deduction (or item thereof) or (2) any Company distribution, which causes such Member to have a Negative Capital Account in excess of its Restoration Amount or increase a Member's Negative Capital Account at the end of any Company taxable year in excess of its Restoration Amount, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for such taxable year shall be allocated to such Member, before any other allocation is made of Company items for such taxable year, in the amount and in proportions required to eliminate such excess as quickly as possible. This
Section 8.2(c)(2) is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of the Treasury Regulations promulgated under Section 704(b) of the Code.

                           (3) Minimum Gain Chargeback. If there is a net
decrease in the Minimum Gain during any taxable year and if any Member has a Negative Capital Account as of the last day of such taxable year which exceeds its Restoration Amount as of such last day, then all items of gross income and gain of the Company for such taxable year (and, if necessary, for subsequent taxable years) shall be allocated to such Member in the amount and in the proportions required to eliminate such excess as quickly as possible. This
Section 8.2(c)(3) is intended to comply with, and shall be interpreted consistently with, the "minimum gain chargeback" provisions of the Treasury Regulations promulgated under Section 704(b) of the Code.

         8.3 Allocation of Profit or Loss from a Capital Transaction and Distribution of Capital Proceeds.

                  (a) Taxable Income. Profit from a Capital Transaction shall be allocated as follows:

                           (1) If one or more Members has a Negative Capital
Account, Profit from a Capital Transaction shall be allocated first to those Members, in proportion to their Negative Capital Accounts, until all Negative Capital Accounts have been increased to zero; then

                           (2) Any remaining Profit not allocated pursuant to
Section 8.3(a)(1) shall be allocated to the extent necessary so that the Capital Account balances of the Members are equal to the amounts distributable to them pursuant to Section 8.3(c).

                  (b) Taxable Loss. Loss from a Capital Transaction shall be allocated as follows:

                           (1) If one or more Members has a Positive Capital
Account, Loss from a Capital Transaction shall be allocated first to those Members, in proportion to their Positive Capital Accounts, until all Positive Capital Accounts have been reduced to zero; then

                           (2) Any remaining Loss not allocated to reduce
Positive Capital Accounts to zero pursuant to Section 8.3(b)(1) shall be allocated to the Members in proportion to their respective Percentages of Interest.

                  (c) Capital Proceeds. Distributions of net Capital Proceeds (after repayment of all debts and liabilities of the Company, including loans from Members, and the establishment of any reserves that the Members deem necessary) shall be made in the following order of priorities:

                           (1) First, to each Member, pro rata in proportion to
each Member's Adjusted Capital Contributions, an amount of cash equal to the amount of that Member's respective Adjusted Capital Contributions; then

                           (2) If one or more Members has a Positive Capital
Account before any further allocation of profit pursuant to Section 8.3(a)(2), to those Members, in proportion to and to the extent of their respective Positive Capital Account balances; and then

                           (3) The balance to the Members in proportion to their
respective Percentages of Interest.

         8.4 Liquidation or Dissolution. In the event the Company is liquidated or dissolved, the assets of the Company shall be distributed, after taking into account the allocations of Profit or Loss pursuant to Sections 8.2 or 8.3, if any, and distributions of cash or property pursuant to Section 8.2 or 8.3, if any, to the Members to the extent of and in proportion to the balances in their respective Positive Capital Accounts.

         8.5 General.

                  (a) The timing and amount of all distributions shall be as determined by the Members.

                  (b) If any assets of the Company are distributed to the Members in kind, those assets shall be valued on the basis of their fair market value, and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Members so entitled. The fair market value of the assets distributed in kind shall be determined by an independent appraiser selected by the Members. Based upon the fair market value, the Profit or Loss for each unsold asset shall be determined as if that asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 8.3 and shall be properly credited or charged to the Capital Accounts of the Members prior to the dissolution of the assets in liquidation pursuant to Section 8.4.

                  (c) For each taxable year, all Profit and Loss of the Company shall be allocated at and as of that taxable year. The allocations of Profit and Loss shall be made within seventy-five (75) days after the end of such taxable year.

                  (d) Except as otherwise provided in this Section 8.5(d), all Profit and Loss shall be allocated, and all distributions of cash shall be distributed, as the case may be, to the persons shown on the records of the Company to have been Members as of the last day of the taxable year for which that allocation or distribution is to be made. Unless the Members agree to separate the Company's fiscal year into segments, if the Company admits a new member to the Company or if a Member sells, exchanges or otherwise disposes of all or any portion of its Interest to any person who, during that taxable year, is admitted as an additional or substitute member, the Profit and Loss shall be allocated between the transferror and the transferee on the basis of the number of days of the taxable year in which each was a member; provided, however, that in the event of a Capital Transaction or any other extraordinary non-recurring items of the Company, Profit, Loss and distributions shall be allocated to the Persons shown on the records of the Company as of the date of such event.

                  (e) The methods set forth above by which Profit, Loss, and distributions are allocated, apportioned, and paid are hereby expressly consented to by each Member as an express condition to becoming a Member. Upon the advice of the outside accountants or of legal counsel to the Company, this
Section 8 may be amended to comply with the Code and the regulations promulgated under Section 704 of the Code; provided, however, that no such amendment shall become effective without the consent of those Members who would be materially or adversely affected thereby.

         9. Management.

                  9.1 Right to Manage. The Members, acting by consent or approval of the Members holding at least a majority of the Interests in the Company, shall have the exclusive right to manage the business of the Company and to perform any and all activities in connection therewith. No Member shall be an agent of the Company solely by virtue of being a member, and no member shall have authority to act for or bind the Company solely by virtue of being a Member. Subject to Section 10 hereof, the Members, by consent or approval of the Members holding at least a majority of the Interests in the Company, may generally or specifically authorize and direct one or more persons (who may be a Member) to act for and bind the Company and to execute documents, instruments and agreements on behalf of the Company. The Members have initially authorized and directed the REIT to act for and bind the Company and to execute documents, instruments and agreements on behalf of the Company, except as otherwise provided in Section 9.2. Without limiting the generality of the foregoing sentence, the REIT is hereby authorized and directed to act for and bind the Company in connection with the Public Offering and, in the sole discretion of the REIT, to (a) execute all documents, instruments and agreements on behalf of the Company necessary or desirable in connection with the Public Offering and
(b) make any necessary or desirable filings with the United States Securities and Exchange Commission or any other government instrumentality in connection with the Public Offering.

                  9.2 Tax Matters Member. Delphi shall be the tax matters partner of the Company within the meaning of the Code and shall exercise all rights, obligations and duties of a tax matters partner under the Code, subject to the Members' right to manage the business of the Company and to give further direction to the tax matters partner under Section 9.1 hereof. The Members, acting by consent or approval of the Members holding at least a majority of the Interests in the Company, may designate any other Member as a substitute or alternative tax matters partner and, in such event, shall deliver written notice of such designation to all Members.

                  9.3 Books, Records and Reports. The REIT shall have physical possession of the books and records of the Company, and the REIT shall give such notices and reports to the Members as may, from time to time, be required or deemed advisable.

                  9.4 Meeting. Meetings of the Company shall be held on not less than twenty-four (24) hours' notice or on such shorter notice as may be mutually agreeable to the Members, on the call of any Member. Notice of the time and place of each meeting shall be given in writing to each Member by the Member calling the meeting. Attendance of Members holding at least a majority of the Interests in the Company shall constitute a quorum for the transaction of business.

         10. Restrictions on Members.

                  10.1 Restrictions in General. No Member, without the prior unanimous written consent of the Members, shall:

                           (a) Sell, assign, transfer, mortgage or pledge its,
her or its Interest in the Company, except for the transfer by the REIT to Delphi described in Section 6.1 above;

                           (b) Assign, transfer, pledge, compromise, or release
any claim of the Company except for full payment, or arbitrate or consent to the arbitration of any disputes or controversies involving the Company;

                           (c) Use the name, credit or property of the Company
for any purpose other than a proper Company purpose;

                           (d) Admit a new Member to the Company;

                           (e) Cause the merger of the Company with or into any
other business entity; or

                           (f) Do any act in conflict with the Company business
or which would make it impossible to carry on that business.

                  10.2 Restrictions on Business Activities of Members. Each Member shall be free to engage in such business activities as such Member may desire on such Member's own behalf or on behalf of any other person or entity, including business activities which may be in competition with the business activities of the Company; and neither the Company nor any other Member shall have any right to participate in or receive a share of the profits of any such business activities of such Member.

         11. Substitute Members. No Member has the right to grant the right to become a substitute Member to an assignee of any part of its Interest, except with the prior unanimous written consent of the Members.

         12. Withdrawal. No Member may voluntarily withdraw from the Company except as provided in Section 13 of this Agreement.

         13. Dissolution; Right to Continue.

                  13.1 Voluntary Withdrawal. No Member shall have the right to withdraw from and thereby dissolve the Company, except upon the prior unanimous written consent of the

Members. Notice of a Member's intention to withdraw from the Company pursuant to this Section 13.1 must be given in writing to the other Member(s) at least ten
(10) days prior to the proposed effective date of such withdraw.

                  13.2 Continuation. Upon the withdraw of a Member in accordance with this Section 13, or the occurrence of any event which causes dissolution of the Company under Section 4A-902 of the Act, the remaining Member(s) shall have the right to continue the Company.

         14. Liquidation and Termination. In the event the Company is dissolved, the Members shall promptly file with the SDAT, pursuant to Section 4A-910 of the Act, Articles of Cancellation, and shall commence the winding up of the affairs of the Company by discharging all debts and liabilities of the Company and by distributing all assets in accordance with Section 8.4.

         15. Books and Records. Adequate accounting records of all Company business shall be kept and these shall be open to inspection by any of the Members at all reasonable times. The Company shall maintain its accounting records and shall report for income tax purposes on the accrual method of accounting. Within seventy-five (75) days after the end of each taxable year and at the expense of the Company, the Members shall cause to be prepared a complete accounting of the affairs of the Company, together with whatever appropriate information is required by each Member for the purpose of preparing such Member's income tax return for that year, which accounting and information shall be furnished to each Member.

         16. Bank Accounts. All funds of the Company shall be deposited in Company checking or other bank accounts, subject to such authorized signatures as the Members may determine.

         17. Miscellaneous.

                  17.1 Liability of the Members. No Member shall be liable, responsible or accountable in damages or otherwise to any other Member or to the Company for any act or omission performed or omitted by him except for acts of gross negligence or intentional wrongdoing.

                  17.2 Indemnification. The Members shall be indemnified by the Company for any act or omission performed or omitted by them for which they are not liable pursuant to Section 17.1 above.

                  17.3 Waiver of Partition. The Members hereby waive any right of partition or any right to take any other action that otherwise might be available to them for the purpose of severing their relationship with the Company or their interest in the assets held by the Company from the interest of the other Members.

                  17.4 Binding Provisions. The covenants and agreements contained in this Agreement shall be binding upon the representatives, successors and assigns of the respective parties to this Agreement.

                  17.5 Severability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

                  17.6 Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as contained in this Agreement. This Agreement may not be amended or modified except with the written consent of all Members.

                  17.7 Notices. All notices, demands, requests, consents, or approvals required under this Agreement to be in writing shall be deemed to have been properly given if and when mailed by first class certified mail, return receipt requested, postage prepaid, to the respective address of the Member shown on Exhibit B hereto, or at such other address as a Member shall have furnished to the other Member(s) in writing.

                  17.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

                  17.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together, constitute one and the same instrument, binding on the Members. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.



                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the Members have executed this Agreement under seal as of the day and year first above written.



                                           DELPHI PROPERTIES, INC.


                                           /s/ John Blahnik               (SEAL)
                                           -------------------------------
                                           NAME: John Blahnik
                                           TITLE: Chief Executive Officer and
                                                  President


                                           DELPHI CORPORATION


                                           /s/ John Blahnik               (SEAL)
                                           -------------------------------
                                           NAME: John Blahnik
                                           TITLE: Treasurer

                                    EXHIBIT A

                            ARTICLES OF ORGANIZATION
                                       OF
                         DELPHI PROPERTIES HOLDINGS, LLC

                                    EXHIBIT B

                                     MEMBERS
                                       OF
                         DELPHI PROPERTIES HOLDINGS, LLC

     (Capital Contribution and Percentage of Interest upon closing of Public Offering and transfer of Interest referred to in the Operating Agreement)

Member Name                     Capital                         Percentage of
and Address                     Contribution                    Interest
------------------              ------------                    ---------------

Delphi Properties, Inc.         The Mortgage Notes listed            99.0%
5725 Delphi Drive               on Schedule B-1 attached
Troy, Michigan 48098            hereto


Delphi Corporation                                                    1.0%
5725 Delphi Drive
Troy, Michigan 48098

